Exhibit 99.1

SUREWEST ANNOUNCES DEPARTURE OF BILL DEMUTH

ROSEVILLE, CA — May 28, 2010 — SureWest Communications (NASDAQ: SURW) today announced that Senior Vice President and Chief Technology Officer Bill DeMuth will be leaving SureWest as of June 30, 2010.

DeMuth joined SureWest in 1976 and has helped guide the company through many successful transformations in its history. His leadership in corporate technology initiatives was instrumental in SureWest’s deployment of an IP-based fiber-to-the-home network that is one of the most advanced in the nation, offering some of the fastest Internet speeds in the country and the new Advanced Digital TV product powered by Microsoft Mediaroom. As a result of this network, in 2005, SureWest became the first service provider in the United States to offer HDTV over IP (Internet Protocol) and the first to deliver symmetrical Internet speeds up to 50 Mbps in 2006.

A highly respected leader in the communications sector, DeMuth serves on the United States Telecom Association’s engineering committee, is a member of the Board of Directors for ATIS (a technical planning and standards development organization) and is a member of the Board of Directors for Placer County’s Kids First.

“Bill is widely regarded as an innovator and technology leader in our industry, and SureWest has been fortunate to have his forward-thinking and pioneering guidance for over 30 years,” said Steve Oldham, SureWest president and CEO. “In addition to his technical expertise, Bill has spent a vast amount of his personal time supporting the SureWest Foundation and organizations in need throughout our region.”

“I have thoroughly enjoyed my 34-year career with SureWest,” said DeMuth. “I am grateful for the support I have received from the rest of the management team and the Board of Directors, and the countless number of friends I have been fortunate to work with at SureWest and within our industry. The employees accomplished many great things during my tenure at SureWest and I look forward to watching the company as it continues to thrive and make advancements.”

To ensure a smooth transition, DeMuth will continue to support the management team until his departure on June 30. Ken Johnson, SureWest’s vice president and general manager of operations in Kansas, will assume guidance of the company’s strategic technologies team, a position he held prior to SureWest’s acquisition of Everest Broadband, Inc. in 2008.

About SureWest
SureWest Communications (www.surewest.com) is a leading integrated communications provider and the bandwidth leader in the markets it serves. Headquartered in Northern California for more than 95 years, the company expanded into the Kansas City region in February 2008 with the acquisition of Everest Broadband, Inc. and offers bundled residential and commercial services that include IP-based digital and high-definition television, high-speed Internet, Voice over IP, and local and long distance telephone. SureWest was the nation’s first provider to launch residential HDTV over an IP network and offers one of the nation’s fastest symmetrical Internet services with speeds of up to 50 Mbps in each direction on its fiber-to-the-home network.